Exhibit 3.1

CERTIFICATE OF CONVERSION

OF

INERGY HOLDINGS, LLC

INTO

INERGY HOLDINGS, L.P.

UNDER SECTION 17-217 OF

THE DELAWARE REVISED UNIFORM

LIMITED PARTNERSHIP ACT

1. The jurisdiction where the limited liability company was first formed is Delaware.

2. The date on which the limited liability company was first formed is November 12, 1996 and name under which the limited liability company’s certificate of formation was originally filed is Integrated Energy Holdings, LLC.

3. The name of the limited liability company immediately prior to the filing of this certificate is Inergy Holdings, LLC.

4. The name of the limited partnership as set forth in its Certificate of Limited Partnership filed in accordance with Section 17-217(b) is Inergy Holdings, L.P.

5. The conversion is to be effective upon the filing of this Certificate of Conversion and the Certificate of Limited Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of April 28, 2005.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC,
General Partner

By:	/s/ Laura L. Ozenberger
Name:	Laura L. Ozenberger
Title:	Vice President, Secretary, and
General Counsel